EXHIBIT 2.1

Assets Purchase Agreement

Sheng Yuan Nutritional Food Co., Ltd.

Beijing Huilian Food Co., Ltd.

July 14, 2008

Tongzhou District, Beijing

Assets Purchase Agreement

Assets Purchaser: Sheng Yuan Nutritional Food Co., Ltd. (“Party A”)

Business License No.: 370284400001270

Legal Representative: Meng Xiuqing

Registered Address: Jiaonan Coastal Industry Park, Qingdao

Assets Transferor: Beijing Huilian Food Co., Ltd. (“Party B”)

Business License No.: QDJZZ No.012637

Legal Representative: Lei Xinjin

Registered Address: B Area, Tianzhukonggang Industry Park, Shunyi District, Beijing

Party A and Party B hereby enter into this agreement (“Agreement”) concerning Party A’s proposal on purchasing the assets held by Party B by way of assets transfer, through friendly negotiation and on the principle of equality, voluntariness, and bona fide.

1.	Offer and Acceptance

Party A is willing to offer RMB45,000,000 (Renminbi forty five million yuan) (“Total Price”) to purchase Party B’s assets, specification and evaluation of which are described below; Party B agrees to transfer the following assets (“Transferred Assets”) to Party A according to the conditions provided herein.

1.1	Land and Property (evaluation of about RMB25,000,000)

1.1.1
Party B’s plant area at No.24 Yumin Street, Shunyi District, Beijing, a parcel of 10796 m2 industrial land (see Attachment 1: Photocopy of JSGY(ISSUED IN 2000)ZI No.0120 Use Certificate of State-owned Land).

1.1.2	All existing structures and buildings within Party B’s plant area (for the title certificates thereof, see Attachment 2: Photocopy of JFQZSSWZI No.00013 Title Certificate of Property).

1.2	Other tangible assets (evaluation of about RMB10,000,000)

1.2.1
Existing equipment in Party B’s plant (see Attachment 3: Statement of Equipment and Facilities and Pictures thereof), including the entire (A) production line, (B) water purification system and electrical equipment, (C) laboratory apparatus, (D) waste water processing equipment, (E) refrigerator and (F) reception, cafeteria and dormitory facilities.

1.2.2	Party B’s three vehicles (see Attachment 4: Photocopies of Vehicle Statement and Permits.)

1.2.3	Office equipment (see Attachment 5: Statement of Office Equipment).

1.3	Other intangible assets (evaluation of about RMB10,000,000).

1.3.1
All registered trademarks of “Hui Li Duo” Series (see Attachment 6: Photocopies of Statement of Registered Trademarks, Existing Registration Certificates of Trademarks and Certificates of Approval of Registered Trademarks Transfer).

1.3.2	Baby food formulas held by Party B (See Attachment 7: Statement of Baby Food Formulas).

1.3.3	Documents on production flow and procedures (see Attachment 8: Statement of Production Quality Management and Procedure Documents).

1.3.4	Documents of quality standard and quality management (see Attachment 9: Statement of Quality and Technique Standards).

1.3.5	Party B’s existing construction approval documents and design drawings (see Attachment 10: Statement of Building Documents).

2	Transaction Conditions and Transaction Payment Schedule

2.1 Party A shall pay RMB4,500,000 (Renminbi four million five hundred thousand Yuan), accounting for 10% of the Total Price (“First Installment of Transaction Amount”), to the account designated by Party B within five (5) business days upon execution hereof. Party A shall fax a payment notice to Party B upon payment of the First Installment of Transaction Amount. Upon Party B’s receipt of the First Installment of Transaction Amount, this Agreement shall become effective and Party B shall issue a receipt notice thereof to Party A.

2.2 Within forty five (45) business days after this Agreement becomes effective, the parties shall complete the following work separately or jointly:

2.2.1
Party A shall establish a company (“New Company”) to accept all Transferred Assets purchased according to this Agreement. Party A shall issue an entrustment letter to the New Company concerning acceptance of the Transferred Assets and bear joint liability for the New Company’s accepting the Transferred Assets.

2.2.2
Party A shall have already gone through inner decision making procedures (including having formed legal and effective resolution of board of directors) to purchase the Transferred Assets and entrust the New Company to accept all Transferred Assets purchased according to this Agreement.

2.2.3
Party A shall have established the New Company, obtained the business license and has already gone through inner decision making procedures (including having formed legal and effective resolution of board of directors) to purchase the Transferred Assets.

2.2.4
Party A shall have completed the investigation on and verification of the Use Certificate of State-owned Land referred to in Article 1.1.1, the Title Certificate of Property in Article 1.1.2, and the Registration Certificates of Trademarks and the Certificates of Approval of Registered Trademarks Transfer in Article 1.3.1.

2.2.5	Party B shall have gone through inner decision making procedures (including having formed legal and effective resolution of board of directors) to sell all Transferred Assets.

2.2.6
Party B shall have delivered to Party A the Use Certificate of State-owned Land referred to in Article 1.1.1, the Title Certificate of Property in Article 1.1.2, and the Registration Certificates of Trademarks and the Certificates of Approval of Registered Trademarks Transfer in Article 1.3.1. Party A shall issue a receipt to Party B upon receiving such documents.

2.2.7
According to the requirements on change of title of property and title to land, transfer of exclusive use right to trademark stipulated by competent administrative authorities in Beijing, Party B shall provide necessary documents for the transfer procedures.

2.2.8	Party B shall enter into a Sale Contract on Second-hand Property in Beijing Municipal with the New Company entrusted by Party A according to the requirement of Party A.

2.2.9
According to the requirements on change of title of property and title to land, transfer of exclusive use right to trademark stipulated by competent administrative authorities in Beijing, Party A and Party B shall verify the application documents for the transfer procedures.

2.2.10
Party B shall pay the stamp duty and value-added tax on transfer of property; Party A shall pay the deed tax and trademark transfer fees. Upon clearance of taxes, both parties shall us their best efforts to start the transfer procedures, submit to the relevant government authorities transfer applications with respect to the land, buildings and trademarks and obtain receipts from such government authorities with respect to such applications, which receipts shall be retained by Party A.

On the day when both parties complete the work as mentioned in Article 2.2.10, Party A shall pay RMB31,500,000 (Renminbi thirty five million five hundred thousand Yuan), amounting to 70% of the Total Price to the account designated by Party B (“Second Installment of Transaction Amount”). Party A shall fax a payment notice to Party B upon payment thereof, and Party B shall issue a receipt notice to Party A upon receipt of the payment.

2.3
On the 8th business day after Party A pays the Second Installment of Transaction Amount according to Article 2.2 (or the next business day if it falls into a holiday), Party A (including the lawyer, financial consultant, appraiser, equipment consultant and other experts retained by Party A) shall enter the plant to verify the Other Tangible Assets specified in Article 1.2 and the Other Intangible Assets specified in Article 1.3, count the assets according to the above mentioned Statements attached hereto and immediately attach and accept the Assets. The Transferred Assets shall be delivered to Party A on an “as is” basis. Party B warrants that the Assets are materially consistent with the pictures thereof provided upon execution of this Agreement. Party B shall cooperate with Party A in delivering the Assets and completing necessary registrations for the vehicles and equipment. The authorized agents of both parties shall enter into a delivery memorandum which shall mainly include the assets delivered, delivery process and settlement of any outstanding issues. Both parties agree to complete the delivery in the plant within five (5) business days.

2.4
Within five (5) business days of the completion of the work as mentioned in Article 2.3 and the satisfaction of the requirements stipulated in Article 2.4.1-2.4.5, Party A shall pay the balance of the Total Price (RMB9,000,000) to Party B (“Last Installment of Transaction Amount”). Party A shall fax a payment notice to Party B upon payment thereof, and Party B shall issue a receipt notice to Party A on the day receiving such amount.

2.4.1	The New Company shall obtain the Title Certificate of Property and Certificate of Use Right to State-owned Land under its name.

2.4.2
The New Company shall obtain Notice of Accepting and Handling Transfer Application as to the transfer of the Registered Certificates of Trademarks and Certificates of Approval of Registered Trademarks Transfer issued by competent trademark registration authorities of the State.

2.4.3	The New Company shall obtain all rights to the vehicles and equipment of which the transfer has been registered.

2.4.4	Party B shall provide Party A with list of its employees, salaries and benefits thereof, and profiles of key employees.

2.4.5	The facilities and equipment transferred function normally and are capable of producing qualified products.

3. Warranties and Undertakings

3.1 Both parties warrant the authenticity of all documents provided to each other. The party providing documents with error or falsity shall be liable for all economic losses caused thereby to the other party.

3.2 Party A undertakes that this Agreement is executed upon due inner decision making procedure, and has obtained, is about to obtain or there is no obstacle in obtaining approvals of competent authorities.

3.3 Party A undertakes that it is inner arrangement to establish the New Company to accept all Transferred Assets under this Agreement and Party A shall assume full liability for making an offer and purchasing the Transferred Assets.

3.4 Party B undertakes that transferring the Assets has been decided by due inner decision making procedure, and has obtained, is to obtain or there is no obstacle in obtaining approvals of competent authorities.

3.5 Party B undertakes that there are no encumbrances such as pledge and mortgage, no administrative or judiciary limitations such as attachment, injunction or prohibition on transfer and no third party rights such as lease, permit or permit of use, free use, transfer, donation and right of first refusal on the Transferred Assets.

3.6 Party B warrants that all equipment and facilities function normally and those for production are capable of producing qualified products.

4. Other Rights and Obligations

4.1 Party B shall not be liable for management of the Transferred Assets after such Assets are registered, transferred and delivered.

4.2 Personal belongs of the staff, archives, data, human resources, administration, office facilities of the financial department of Party B are not within the scope of transfer and shall be removed from the plant when the Transferred Assets are officially delivered to Party A.

4.3 Party B agrees to provide Party A with invoices (separately issued when the transfer of title of property, land use right, exclusive use right of trademark, vehicles, equipment and machineries are registered; invoices with respect to the the Last Installment of Transaction Amount shall be provided upon the payment thereof).

4.4 Within forty five (45) days upon delivery in accordance with Article 2.4, Party B shall amend its business license by changing its registered address therein from the address of the plant to a different address.

4.5 Upon completion of performance hereof, Party B shall never produce or sell similar baby food, or use “Hui Li Duo” as the trademark of other products within China (including Hong Kong and Macau).

5. Tax

The parties hereto shall separately bear taxes incurred from assets transfer hereunder according to relevant laws and regulations; where there is no statute provision by laws and regulations or no stipulations herein, each party shall bear 50%.

6. Liability for Breach of Contract

6.1 If any Transferred Asset is inconsistent with the status under Party B’s description or the status of such Asset contradicts Party B’s representation and warranties hereunder, Party A may rescind this Agreement. In such case, Party B shall refund Total Price paid by Party A and the interests thereof based on applicable bank loan interest rate to the account designated by Party A; in addition, Party B shall indemnify Party A for all economic losses thereof (including due diligence expenses and attorney’s fees, etc.); Party A may also choose not to rescind this Agreement based on the resolution it has reached with Party B through consultation, and in such case, the relevant provisions hereunder shall be amended.

6.2 In case that the Transferred Assets are frozen or the application to transfer the Transferred Assets are denied or challenged by government authorities due to the occurrence of potential lawsuits or disputes arising out of Party B’s act or omission, Party B shall be liable for the settlement and all the expenses thereof. if any of the conditions enumerated in the preceding sentence is not resolved within thirty (30) days after its occurrence, Party A is entitled to rescind this agreement and in such case, Party B shall refund Total Price paid by Party A and the interests thereof based on current bank loan interest rate to the account designated by Party A; in addition, Party B shall indemnify Party A for all the economic losses thereof (including due diligence expenses, etc.) Party A may also choose not to rescind this Agreement based on the resolution it has reached with Party B through consultation, and in such case, the relevant provisions hereunder shall be amended.

6.3 If Party A rescinds this Agreement in accordance with the provisions in Articles 6.1 or 6.2, it will constitute the rescission of the Sale Contract on Second-hand Property in Beijing Municipal and the Supplementary Agreement thereto, the Registered Trademark Transfer Contract and the Supplementary Agreement thereto and other contracts as well as documents with binding effects which have been executed and come into force for the purpose of this Agreement. Part A shall immediately return to Party B the Transferred Assets.

6.4 In the event that Party A fails to reach the internal resolution on the registration of the New Company as stipulated in Article 2.2.1 and 2.2.3 within forty five (45) business days as of the effective date of this Agreement as proved in Article 2.2, Party B has the right to rescind this Agreement; in such case, Party B will not refund the amount paid by Party A; Party A shall also indemnify Party B for all economic losses thereof. Party B may also choose not to rescind this Agreement based on the resolution it has reached with Party B through consultation, and in such case, the relevant provisions hereunder shall be amended.

6.5 In case any part of this Agreement may not be performed due to Party A’s act or omission, including Party A’s failure to pay the Second Installment of Transaction Amount specified in Article 2.2 and the Final Installment of Transaction Amount specified in Article2.4 into the account designated by Party B within the term hereof, Party B is entitled to rescind this Agreement and retain the amount paid by Party A; Party A shall indemnify Party B for all economic losses arising out of the transaction hereunder. The Sale Contract on Second-hand Property in Beijing Municipal and the Supplementary Agreement thereto, the Registered Trademark Transfer Contract and the Supplementary Agreement thereto and other contracts as well as all other documents with binding effects which have been executed and come into force in connection this Agreement shall be rescinded. Party A shall immediately return the Transferred Assets to Party B.

6.6 Where Party A fails to follow the provisions set forth in Article 2.1, 2.2 and 2.4 to the extent that the Transaction Amount is overdue and Party B has not rescinded this Agreement, Party A shall pay Party B liquidated damages equal to 3‰ of the transaction installment for each day the Transaction Amount is overdue.

6.7 Where Party B fails to change its registered address with the industrial and commercial authority from the plant as set forth in Article 4.4, Party B shall pay Party A RMB10,000 Yuan for each day after the Party B is obligated to change the address until the change is made.

6.8 If either Party hereto breaches any other obligations hereunder and causes economic losses to the other party, the breaching party shall be liable to the other party for such losses.

7. Confidentiality

Both parties hereto warrant that they are obligated to keep confidential any business information and materials (whether in writing or other forms) of the other party obtained in connection with the execution and performance of this Agreement and they shall not disclose such information and materials in writing, orally or by any other means, to any third party; provided that such information and materials may be provided to the professional consultant of either party and the disclosure of such information and materials as required by law or by competent authorities shall not be subject to this confidentiality provision.

8. Miscellaneous

8.1 All attachments hereto shall be integral parts of this Agreement.

8.2 Both parties may negotiate to execute other supplementary agreement hereto through consultation to settle any issues uncovered herein, and such supplementary agreement shall have the same legal effect as this Agreement.

8.3 This agreement is executed six counterparts, with each party holding 3 of them all of which have the equal legal effect.

8.4 Any dispute arising out of the performance of this Agreement shall be submitted to the Beijing Arbitration Commission for arbitration.

Party A: Sheng Yuan Nutritional Food Co., Ltd.

Authorized Representative: /s/ Liang Zhang

Party B: Beijing Huilian Food Co., Ltd.

Authorized Representative: /s/ Kongbiao Li

July 14, 2008

Tongzhou District, Beijing